EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


                      [LETTERHEAD OF STAN J.H. LEE, CPA]



To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of June 20, 2007, on the audited financial statements of Greater Asia Realty Holdings, Ltd. as of May 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
---------------------------------
Stan J.H. Lee, CPA

Chula Vista, CA 91910
June 20, 2007



         REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD